Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (February 2, 2017) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2016 - the Company’s 40th year in business.

2016 Fourth-Quarter Results:

•	Net income of $20.6 million ($0.67 per diluted share), compared to 2015’s
$13.3 million ($0.43 per diluted share)

•	Pre-tax income increased to $33.7 million from $22.9 million in 2015; 2016 includes $4.0 million of impairment charges and 2015 included $3.6 million of impairment charges and a $7.8 million debt extinguishment charge

•	Revenue increased 12% to $523 million

•	Homes delivered increased 13%

•	New contracts increased 11%

•	Backlog sales value increased 20% to $685 million; backlog units up 18%

2016 Full-Year Results:

•	Pre-tax income of $91.8 million compared to $86.9 million in 2015

•	Pre-tax income increased to $111.2 million from $94.8 million in 2015, exclusive of $19.4 million pre-tax charges for stucco-related repairs in 2016 and a $7.8 million debt extinguishment charge in 2015

•	Net income of $56.6 million ($1.84 per diluted share)

•	Net income, excluding the stucco-related charge in 2016 and debt extinguishment charge in 2015, increased 21% to $68.6 million or $2.24 per diluted share

•	Record revenue of $1.7 billion, 19% better than 2015

•	Record homes delivered of 4,482, 15% better than 2015

•	Record new contracts of 4,755, 16% better than 2015

•	Average home closing price increased 4% to $359,000

For the fourth quarter of 2016, the Company reported net income of $20.6 million, or $0.67 per diluted share. This compares to net income of $13.3 million, or $0.43 per diluted share in 2015. The fourth quarter of 2015 included a $4.9 million after-tax charge ($0.16 per diluted share) for extinguishment of debt. For the year ended December 31, 2016, the Company reported net income of $56.6 million or $1.84 per diluted share. This includes the impact of $12.0 million of after-tax charges ($0.40 per diluted share) for stucco-related repair costs in certain of our Florida communities. Exclusive of these stucco-related charges and the $4.9 million after-tax debt extinguishment charge in 2015, net income increased 21% to $68.6 million compared to $56.6 million in 2015.

New contracts for 2016's fourth quarter reached a fourth quarter record-high of 999, increasing 11% from 2015's fourth quarter of 897. For 2016, new contracts also reached a record-high of 4,755, a 16% increase over 2015’s new contracts of 4,093. M/I Homes had 178 active communities at December 31, 2016 compared to 175 a year ago. The Company's cancellation rate was 18% in 2016’s fourth quarter. Homes delivered of 1,416 in 2016's fourth quarter were 13% higher than 2015’s 1,253 homes delivered. Homes delivered for the twelve months ended December 31, 2016 increased 15% to a record-high 4,482 from 2015’s deliveries of 3,883. Homes in backlog increased 18% at December 31, 2016 to 1,804 units, with a sales value of $685 million (a 20% increase over last year), and the average sales price in backlog increased 2% to a record-high of $380,000. At December 31, 2015, the sales value of the 1,531 homes in backlog was $569 million, with an average sales price of $372,000.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to report strong results for 2016, our 40th year in business. The year was highlighted by record new contracts, record homes delivered, record performance by our mortgage and title business, and a 21% increase in net income, excluding the charges for stucco repair and debt extinguishment. Revenue increased 19% to a record $1.7 billion and we continued to improve our operating leverage with a 30 basis point reduction in our overhead expense ratio.”

Mr. Schottenstein continued, “We are very excited about our business as we reflect on our strong results in 2016 and look for a continued healthy homebuilding environment in 2017. Our financial condition is strong with shareholders’ equity of $654 million and homebuilding debt to capital of 43%. With our strong year-end backlog and our planned new community openings for 2017, we are well positioned to continue our growth and improve profitability.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes' website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through February 2018.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered over 98,800 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Operating Results (Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
New contracts	999	897	4,755	4,093
Average community count	176	171	176	160
Cancellation rate	18%	18%	14%	15%
Backlog units			1,804	1,531
Backlog sales value			$685,457	$569,424
Homes delivered	1,416	1,253	4,482	3,883
Average home closing price	$356	$360	$359	$346

Homebuilding revenue:
Housing revenue	$504,795	$450,461	$1,610,496	$1,342,135
Land revenue	7,004	8,795	38,820	40,285
Total homebuilding revenue	$511,799	$459,256	$1,649,316	$1,382,420

Financial services revenue	11,447	9,667	42,011	35,975

Total revenue	$523,246	$468,923	$1,691,327	$1,418,395

Cost of sales - operations	414,668	370,469	1,338,774	1,114,663
Cost of sales - impairment	3,992	3,638	3,992	3,638
Cost of sales - stucco related charges	—	—	19,409	—
Gross margin	104,586	94,816	329,152	300,094
General and administrative expense	33,351	28,518	111,600	93,208
Selling expense	33,347	30,201	108,809	95,092
Operating income	37,888	36,097	108,743	111,794
Equity in income from joint venture arrangements	(227)	(250)	(640)	(498)
Interest expense	4,438	5,651	17,598	17,521
Loss on early extinguishment of debt	—	7,842	—	7,842
Income before income taxes	33,677	22,854	91,785	86,929
Provision for income taxes	13,115	9,579	35,176	35,166
Net income	$20,562	$13,275	$56,609	$51,763
Preferred dividends	1,219	1,219	4,875	4,875
Net income to common shareholders	$19,343	$12,056	$51,734	$46,888

Earnings per share:
Basic	$0.78	$0.49	$2.10	$1.91
Diluted	$0.67	$0.43	$1.84	$1.68

Weighted average shares outstanding:
Basic	24,671	24,649	24,666	24,575
Diluted	30,166	30,107	30,116	30,047

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2016	2015
Assets:
Total cash, cash equivalents and restricted cash	$34,441	$13,101
Mortgage loans held for sale	154,020	127,001
Inventory:
Lots, land and land development	602,528	584,542
Land held for sale	12,155	12,630
Homes under construction	494,664	420,206
Other inventory	106,587	94,664
Total Inventory	$1,215,934	$1,112,042

Property and equipment - net	22,299	12,897
Investments in joint venture arrangements	28,016	36,967
Deferred income taxes, net of valuation allowance	30,875	67,404
Other assets	62,926	46,142
Total Assets	$1,548,511	$1,415,554

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$295,677	$294,727
Convertible senior subordinated notes due 2017 - net	57,093	56,518
Convertible senior subordinated notes due 2018 - net	85,423	84,714
Notes payable - homebuilding	40,300	43,800
Notes payable - other	6,415	8,441
Total Debt - Homebuilding Operations	$484,908	$488,200

Notes payable bank - financial services operations	152,895	123,648
Total Debt	$637,803	$611,848

Accounts payable	103,212	86,878
Other liabilities	153,322	120,262
Total Liabilities	$894,337	$818,988

Shareholders' Equity	654,174	596,566
Total Liabilities and Shareholders' Equity	$1,548,511	$1,415,554

Book value per common share	$24.48	$22.17
Homebuilding debt / capital ratio(1)	43%	45%

(1)
The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2016	2015		2016	2015
Adjusted EBITDA(1)	$51,995	$43,595		$148,397	$140,818

Cash provided (used in) by operating activities	$7,695	$13,096	(2)	$34,197	$(82,365)	(2)
Cash used in investing activities	$(9,966)	$(31,817)	(2)	$(31,645)	$(41,480)	(2)
Cash provided by financing activities	$13,404	$3,696		$18,788	$114,460

Land/lot purchases	$80,648	$55,251		$227,646	$232,707
Land development spending	$58,441	$59,655		$180,204	$205,069
Land sale revenue	$7,004	$8,795		$38,820	$40,285
Land sale gross profit	$1,039	$297		$4,134	$6,661

Financial services pre-tax income	$5,014	$5,129		$21,150	$19,416

(1)	See “Non-GAAP Financial Results” table below.

(2)	During 2016, we elected to early-adopt Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash. Certain amounts above have been adjusted to apply the new method retrospectively.

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results / Reconciliations
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income	$20,562	$13,275	$56,609	$51,763
Add:
Provision for income taxes	13,115	9,579	35,176	35,166
Interest expense, net of interest income	3,755	5,036	15,286	15,532
Interest amortized to cost of sales	5,275	5,329	18,413	16,966
Depreciation and amortization	3,464	2,986	13,606	10,928
Non-cash charges	5,824	7,390	9,307	10,463
Adjusted EBITDA	$51,995	$43,595	$148,397	$140,818

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (3)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Income before income taxes	$33,677	$22,854	$91,785	$86,929
Add: Loss on early extinguishment of debt	—	7,842	—	7,842
Add: Stucco-related charges	—	—	19,409	—
Adjusted income before income taxes	$33,677	$30,696	$111,194	$94,771

Net income	$20,562	$13,275	$56,609	$51,763
Add: Loss on early extinguishment of debt - net of tax	—	4,862	—	4,862
Add: Stucco-related charges - net of tax	—	—	12,034	—
Adjusted income before income taxes	$20,562	$18,137	$68,643	$56,625

Stucco-related charges - net of tax	$—	$—	$12,034	$—
Loss on early extinguishment of debt - net of tax	—	4,862	—	4,862
Divided by: Diluted weighted average shares outstanding	30,166	30,107	30,116	30,047
Diluted earnings per share related to stucco-related charges	$—	$—	$0.40	$—
Diluted earnings per share related to debt extinguishment charges	$—	$0.16	$—	$0.16
Add: Diluted earnings per share	0.67	0.43	1.84	1.68
Adjusted diluted earnings per share	$0.67	$0.59	$2.24	$1.84

(3)
We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations, and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2016	2015	Change	2016	2015	Change
Midwest	366	327	12%	1,775	1,485	20%
Southern	378	337	12%	1,822	1,557	17%
Mid-Atlantic	255	233	9%	1,158	1,051	10%
Total	999	897	11%	4,755	4,093	16%

HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2016	2015	Change	2016	2015	Change
Midwest	527	455	16%	1,690	1,417	19%
Southern	550	483	14%	1,708	1,447	18%
Mid-Atlantic	339	315	8%	1,084	1,019	6%
Total	1,416	1,253	13%	4,482	3,883	15%

BACKLOG
	December 31, 2016			December 31, 2015
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Midwest	757	$305	$403,000	672	$262	$390,000
Southern	674	$239	$355,000	560	$200	$357,000
Mid-Atlantic	373	$142	$380,000	299	$108	$360,000
Total	1,804	$685	$380,000	1,531	$569	$372,000

LAND POSITION SUMMARY
	December 31, 2016			December 31, 2015
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Midwest	3,747	5,527	9,274	3,921	4,220	8,141
Southern	4,421	5,474	9,895	4,664	4,972	9,636
Mid-Atlantic	2,187	1,708	3,895	2,814	1,831	4,645
Total	10,355	12,709	23,064	11,399	11,023	22,422